As filed with the Securities and Exchange Commission on October 1, 1997

                               Registration No.
______________________________________________________________________________



                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                ______________
                                   FORM S-8
                            REGISTRATION STATEMENT
                                    Under
                          The Securities Act of 1933
                            _____________________
                       TRICON Global Restaurants, Inc.
            (Exact name of registrant as specified in its charter)

           North Carolina                        13-3951308
      (State of Incorporation)                  (I.R.S. No.)

                              1441 Gardiner Lane
                             Louisville, KY 40213
         (Address of principal executive offices, including zip code)

                   Executive Income Deferral Program
                           (Full title of the Plan)
                              -------------------
                                R. Scott Toop
                             Assistant Secretary
                       TRICON Global Restaurants, Inc.
                              1441 Gardiner Lane
                             Louisville, KY 40213
                   (Name and address of agent for service)
                                (502) 456-8080
        (Telephone number, including area code, of agent for service)

                       CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------
                                 Proposed      Proposed
    Title of    Amount to be     maximum        maximum     Amount of
 securities to   registered      offering      aggregate   registration
       be                       price per      offering        fee
 registered(1)                  obligation     price (2)
-------------------------------------------------------------------------
-------------------------------------------------------------------------
    Deferred
  Compensation
  Obligations    $60,000,000       100%       $60,000,000   $18,181.80
-------------------------------------------------------------------------

(1) The Deferred Compensation Obligations are unsecured obligations of TRICON Global Restaurants, Inc. to pay deferred compensation in the future in accordance with the terms of the Executive Income Deferral Program.
(2)  Estimated solely for the purpose of determining the registration fee.
_______________________________________________________________________________

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                                     II-6
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                      EXECUTIVE INCOME DEFERRAL PROGRAM


                                   PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.           Incorporation of Documents by Reference

      The information listed below, which has been filed by TRICON Global Restaurants, Inc. ("TRICON") with the Securities and Exchange Commission (the "Commission"), is specifically incorporated herein by reference:

      (a) TRICON's Registration Statement on Form 10 filed with the Commission on July 2, 1997 including the exhibits thereto, as amended by Amendment No. 1 thereto filed on Form 10/A on July 28, 1997, Amendment No. 2 thereto filed on Form 10/A on August 20, 1997, and Amendment No. 3 thereto filed on Form 10/A on August 28, 1997.
      (b)   The   description  of  TRICON's  Common  Stock  contained  in  the
            Registration Statement on Form 10 referred to in (a) above.
      (c)   The  description  of TRICON's  Preferred  Stock  contained  in the
            Registration Statement on Form 10 referred to in (a) above.

      All documents filed by TRICON pursuant to Section13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date hereof, and prior to the filing of a post-effective amendment indicating the termination of the offering of the securities offered hereby, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

      Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

Item 4.           Description of Securities

      The obligations of TRICON under the Executive Income Deferral Program (the "Obligations") are unsecured general obligations of TRICON to pay deferred compensation in the future in accordance with the terms of the Executive Income Deferral Program (the "Plan") and rank pari passu with other unsecured and unsubordinated indebtedness of TRICON outstanding from time to time. However, the right of TRICON, hence the right of creditors of TRICON (including Participants in the Plan), to participate in any distribution of the assets of any subsidiary of TRICON upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of TRICON itself as a creditor of the subsidiary may be recognized.

      The amount of compensation deferred by each Participant is determined in accordance with the Plan based on the Participant's elections, subject to such rules and regulations as may be established by TRICON, as the plan administrator of the Plan. Each Obligation will be payable in accordance with the terms of the Plan. Under the Plan, the Obligations will yield an investment return (plus or minus) based on one or more options individually chosen by each Participant. The Obligations will be accounted for in units and are payable in United States dollars.

      Under the Plan, a Participant's right to the Obligations cannot be assigned, alienated, sold, garnished, transferred, pledged, or encumbered except by a written designation of a beneficiary under the Plan or by the laws of descent and distribution. The Obligations are not convertible into another security of TRICON. No trustee has been appointed having the authority to take action with respect to the Obligations and each Participant will be responsible for acting independently with respect to, among other things, the making of investment elections and giving of notices.

      TRICON reserves the right to amend or terminate the Plan at any time.

Item 5.           Interests of Named Experts and Counsel

      Legal Opinion

      Lawrence F. Dickie, Esq., Vice President and Secretary of TRICON, has rendered an opinion stating that the Obligations registered hereunder, when incurred in accordance with the terms of the Plan, will be valid and binding obligations of TRICON, enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency or other laws of general applicability relating to or affecting enforcement of creditor's rights or by general equity principles. Mr. Dickie is a full-time employee of PepsiCo, Inc. ("PepsiCo"), the parent company of TRICON, and beneficially owns certain PepsiCo securities, including PepsiCo Capital Stock and options to purchase PepsiCo Capital Stock, which will result in the ownership of TRICON Common Stock upon the distribution of TRICON Company Stock to the holders of PepsiCo Capital Stock as described in the Form 10, as amended.

      Experts

      The combined financial statements of TRICON as of December 28, 1996 and December 30, 1995, and for each of the years in the three year period ended December 28, 1996, included in the TRICON Registration Statement on Form 10 filed with the SEC on July 2, 1997, as amended, have been audited by KPMG Peat Marwick LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. The report of KPMG Peat Marwick LLP covering the December 28, 1996 combined financial statements refers to TRICON's 1995 adoption of the provisions of the Financial
Accounting Standards Board's Statement of Financial Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" and TRICON's 1994 change in the method of calculating the market related value of pension plan assets used in the determination of pension expense and 1994 adoption of the provisions of the Financial
Accounting  Standards  Board's  Statement  of  Financial  Standards  No.  112,
"Employers'  Accounting  for  Postemployment  Benefits," respectively.   Such
combined financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in auditing and accounting.

      The financial statements incorporated herein by reference to all documents subsequently filed by TRICON pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, are or will be so incorporated in reliance upon the reports of KPMG Peat Marwick LLP and any other independent public accountants, and relating to such financial information and upon the authority of such independent public accountants as experts in auditing and accounting in giving such reports to the extent that the particular firm has audited such financial statements and consented to the use of their reports thereon.

Item 6.           Indemnification of Directors and Officers

      A provision of the TRICON Articles (the "Provision") provides that to the full extent from time to time permitted by law, no Director shall be personally liable in any action for monetary damages for breach of any duty as a Director, whether such action is brought by or in the right of the Company or otherwise. Neither the amendment nor repeal of the Provision, nor adoption of any provision of the TRICON Articles which is inconsistent with the Provision, shall eliminate or reduce the protection afforded by the Provision with respect to any matter which occurred, or any cause of action, suit or claim which, but for the Provision would have accrued or arisen, prior to such amendment, repeal or adoption.

      While the TRICON Articles provide Directors with protection from awards for monetary damages for breaches of their duty of care, they do not eliminate such duty. Accordingly, the TRICON Articles will have no effect on the availability of equitable remedies such as an injunction or recission based on a Director's breach of his or her duty of care.

      The TRICON Articles provide that the Company shall, to the fullest extent from time to time permitted by law, indemnify its Directors and officers against all liabilities and expenses in any suit or proceeding, whether civil, criminal, administrative or investigative, and whether or not brought by or on behalf of the Company, including all appeals therefrom, arising out of their status as such or their activities in any of the foregoing capacities, unless the activities of the person to be indemnified were at the time taken known or believed by him to be clearly in conflict with the best interests of the Company. The Company shall likewise and to the same extent indemnify any person who, at the request of the Company, is or was serving as a Director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, or as a trustee or administrator under any employee benefit plan. The right to be indemnified shall include, without limitation, the right of a Director or officer to be paid expenses in advance of the final disposition of any proceeding upon receipt of an undertaking to repay such amount unless it shall ultimately be determined that he or she is entitled to be indemnified. A person entitled to indemnification shall also be paid reasonable costs, expenses and attorneys' fees (including expenses) in connection with the enforcement of rights to the indemnification granted.
The foregoing rights of indemnification shall not be exclusive of any other rights to which those seeking indemnification may be entitled and shall not be limited by the provisions of the North Carolina Business Corporation Act or any successor statute. The Board of Directors may take such action as it deems necessary or desirable to carry out the foregoing indemnification provisions, including adopting procedures for determining and enforcing the rights guaranteed thereby, and the Board of Directors is expressly empowered to adopt, approve and amend from time to time such Bylaws, resolutions or contracts implementing such provisions or such further indemnification arrangement as may be permitted by law. Neither the amendment or repeal of the foregoing indemnification provisions, nor the adoption of any provision of the TRICON Articles inconsistent with the foregoing indemnification provisions, shall eliminate or reduce any rights to indemnification afforded by the foregoing indemnification provisions to any person with respect to their status or any activities in their official capacities prior to such amendment, repeal or adoption.

      Officers and directors of TRICON are presently covered by insurance which (with certain exceptions and within certain limitations) indemnifies them against any losses arising from any alleged wrongful act including any alleged error or misstatement or misleading statement or wrongful act or omission or neglect of duty.

Item 8.           Exhibits

      The Index to Exhibits is incorporated herein by reference.

Item 9.           Undertakings

      (a)   The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

      provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                     S-1
                                  SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Purchase, New York, on the 1st day of October, 1997.

                                      TRICON Global Restaurants, Inc.

                                          By: /s/ R. SCOTT TOOP
                                             ---------------------
                                                R. Scott Toop
                                                Assistant Secretary

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.


         Signature                    Title                 Date

John T. Cahill *            Vice President and         October 1, 1997
(John T. Cahill)            Director


Robert L. Carleton *        Vice President and         October 1, 1997
(Robert L. Carleton)        Controller (Chief
                            Accounting Officer)

Lawrence F. Dickie *        Vice President, Secretary  October 1, 1997
(Lawrence F. Dickie)        and Director

Karl M. von der Heyden *    Director and Chief         October 1, 1997
(Karl M. von der Heyden)    Executive Officer

Robert C. Lowes *           Chief Financial Officer    October 1, 1997
(Robert C. Lowes)

Andrall E. Pearson*         Chairman of the Board and  October 1, 1997
(Andrall E. Pearson)        Director



*By: /s/ R. SCOTT TOOP
      R. Scott Toop
      Assistant Secretary

                              INDEX TO EXHIBITS


Exhibit No.                      Description                        Page

   4.1      Form  of  Amended  and  Restated  Charter  of  TRICON    *
            (filed  as  Exhibit  3.01  to  TRICON's  Registration
            Statement on Form 10).

   4.2      Form of Bylaws of TRICON  (filed as  Exhibit  3.02 to    *
            TRICON's Registration Statement on Form 10).

   5        Opinion  and consent of  Lawrence  F.  Dickie,  Esq.,
            Vice President and Secretary of TRICON.

   23 (a)   Consent of KPMG Peat Marwick LLP.

      (b)   The consent of Lawrence F. Dickie,  Esq. is contained    *
            in his opinion filed as Exhibit 5.

   24       Powers  of   Attorney (incorporated  by  reference       *
            to TRICON's Registration Statement on Form S-8 filed on October 1, 1997, with respect to the Restaurant
            Deferred Compensation Plan).
_______________________________________
*Previously filed or incorporated by reference